                                                                   EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT

         AGREEMENT by and between ANC Rental Corporation, a Delaware corporation (the "Company"), and Lawrence J. Ramaekers (the "Executive"), effective as of the 1st day of January, 2002 (The "Effective Date").

         WHEREAS, the Company has determined that it is in the best interest of the Company to employ the Executive as the President and Chief Operating Officer of the Company, and the Executive desires to serve the Company in that capacity pursuant to the terms set forth herein; provided, however, that this Agreement may be subject to the proper approval of the United States Bankruptcy Court (the "Bankruptcy Court") and such other conditions and obligations of the parties as are set forth in Section 9(j) hereof

         NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         1. Employment Period. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, during the Employment Period (as defined below). The "Employment Period" shall mean the period beginning on the Effective Date and ending on September 30, 2003, unless such employment is earlier terminated for any reason as provided herein.

         2. Position and Duties. During the Employment Period, the Executive shall serve as President and Chief Operating Officer of the Company and, as may be agreed to by Executive from time to time, in appropriate positions in each subsidiary of the Company, with the duties, functions, responsibilities and authority customarily associated with such positions and shall report to the Board of Directors of the Company (the "Board"). During the Employment Period, the Executive shall be appointed, elected and or otherwise maintained by the Company as the

President and Chief Operating Officer, or such other position as Executive may in writing accept. The Executive shall not, during the term of this Agreement, engage in any other business activities that will unreasonably interfere with the Executive's employment pursuant to this Agreement. Further, Executive may,
(i) subject to prior approval of the Board (which approval shall not be unreasonably withheld), serve as an officer and/or director of other noncompeting companies, and (ii) serve as a director or otherwise participate in educational, welfare, social, religious and civic organizations. During the Employment Period, the Executive's services shall be performed at those location where the Company conducts business throughout the United States as the needs and exigencies of the business of the Company from time to time reasonably require; provided however, Executive shall not be required to relocate his personal residence from the South Florida area.

         3. Compensation. (a) Salary. From the date of this Agreement through the end of the Employment Period, the Executive shall receive a monthly salary (the "Salary") of $150,000, payable in accordance with the Company's normal payroll practices for executives.

         (b) Success Fee. Executive shall be paid a fee (the "Success Fee") in accordance with the chart set forth below, provided that the Executive was employed within three months of the Triggering Event, and provided further that if a Triggering Event occurs more than three months after the termination of the Executive's employment, the Executive or his estate reserves the right to seek a success fee based upon his substantial contribution to the achievement of the Triggering
                  Event:

                                     $550MM-$700MM in           $700MM-$900MM in           $900MM-UP in
                                     Distributable Value        Distributable Value        Distributable Value
        -------------------------------------------------------------------------------------------------------------
        Triggering Event on or       $3.2MM Success Fee         $4MM Success Fee           $5MM Success Fee
        before 12/31/02
        -------------------------------------------------------------------------------------------------------------

        Triggering Event on or                                  $3.2MM Success Fee         $4MM Success Fee
        before 6/30/03
        -------------------------------------------------------------------------------------------------------------

        Triggering Event on or                                                             $3.2MM Success Fee
        before 12/31/03
        -------------------------------------------------------------------------------------------------------------

                  (i)      A Triggering Event occurs when:

                           (a) With respect to a Plan of Reorganization, the date upon which the Disclosure Statement is approved by the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), so long as the Plan of Reorganization is subsequently confirmed by the Bankruptcy Court without material modifications.

                           (b) With respect to a sale, the date upon which a motion seeking approval of the sale of all or substantially all of the operating assets of the Company (a "Sale") is approved, so long as the Sale is subsequently consummated without material modifications.

                  The Success Fee shall be payable to the Executive or his estate upon the first of the following events to occur: (x) The Company's plan of reorganization under Chapter 11 of the Bankruptcy Code (a "Plan of Reorganization") is made effective or (y) the closing of a sale of substantially all of the operating assets of the Company.


                  (ii) Distributable Value shall include cash, securities and other consideration distributed to pre-petition secured, priority and unsecured creditors and shareholders. Distributable Value will not include cure payments paid as part of a confirmed Plan of Reorganization or Sale, or cash or securities distributed or to be distributed to Liberty Mutual Insurance Company ("Liberty") as part of a confirmed Plan of Reorganization or Sale, or any proceeds or consideration realized from the diminution or application of collateral which otherwise secures any pre- or post-petition liquidated, unliquidated or contingent claims of Liberty. The determination of Distributable Value will be agreed to by advisors for the Official Committee of Unsecured Creditors, Lehman Brothers, Inc., Congress Financial Corporation, Liberty Mutual Insurance Company, and the Debtors. If these parties cannot agree on the valuation, the Court shall determine the appropriate valuation.

         (c) Emergence Fee. If a Disclosure Statement or a motion approving a Sale is approved on or prior to September 30, 2003, the Executive shall receive a payment of $900,000 (the "Emergence Fee") if a Plan of Reorganization is subsequently confirmed or a Sale occurs, whether or not the Executive is still employed on the date that the Triggering Event occurs, whether by reason of the Executive's death, Disability, or Involuntary Termination.

         (d) Other Benefits. In addition to the foregoing, during the Employment Period: (i) the Executive shall be entitled to participate in the current and any future savings, retirement, fringe benefit, and any other benefit plans, practices, policies and programs of the Company on terms and conditions commensurate with those afforded peer executives; provided, however, the Executive shall not be entitled to participate in any general bonus, severance plans, or retention practices, policies or programs of the Company;
(ii) the Executive shall be entitled to four weeks of vacation, effective and vested as of the Effective Date, and four weeks of additional vacation effective and vested as of October 1, 2003, and (iii) the Executive and, pursuant to the terms of the applicable plan, practice, policy or program, eligible family members, as the case may be, shall, effective as of the Effective Date, be eligible for participation in, and shall receive all benefits under medical, dental, disability, life insurance and other welfare benefit plans, practices, policies and programs provided by the Company, on terms and conditions commensurate with those afforded to peer executives, plus tax "gross up" on the amount of premiums paid and included in the Executive's gross income in connection therewith, if any. In addition, the Company shall pay the reasonable fees and expenses of Executive's counsel and other professionals incurred in connection with the negotiation of, entering into and otherwise in connection with this Agreement, and the Exhibits attached hereto, in an amount not to exceed $10,000, plus tax "gross up" thereon if any taxes based on income are applicable. Further, the Company will promptly reimburse Executive for all travel and other business expenses that Executive incurs in the course of the performance of his duties under this Agreement, in a manner commensurate with Executive's position and level of responsibility with the Company, but in no event less than those applicable to peer executives.

         (e) For purposes of this Section 3, the Executive's peer executives shall be other senior executives employed by the Company.

         4. Termination of Employment. (a) Death or Disability. In the event of the Executive's death during the Employment Period, the Executive's employment with the Company shall terminate automatically. The Company shall have the right to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that (i) the Executive has been unable, for a period of 90 consecutive days, or for periods aggregating 90 business days in any period of twelve months, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers and reasonably acceptable to Executive has determined that the Executive's incapacity is total and permanent as defined in the Company's Long Term Disability Benefit Plan. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 5th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

         (b) By the Company. In addition to termination for Disability, the Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, "Cause" means that, prior to any termination, the Executive shall have:

                  (i) been convicted of or pled no contest to a felony crime involving fraud, embezzlement or theft or other felony crime resulting in imprisonment (excluding, without limitation, in any case any of the foregoing related to Limited Vicarious Liability, as defined below);

                  (ii) committed intentional, wrongful and material damage to property of the Company, and any such act shall have been materially harmful to the Company; or

                  (iii) committed intentional wrongful disclosure of secret processes or confidential information of the Company and any such act shall have been materially harmful to the Company.

         For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board. finding that, in the good faith opinion of the Board, the Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such termination with the Bankruptcy Court or otherwise. For purposes of this Agreement, Limited Vicarious Liability, as used above, shall mean any liability which is based on acts of the Company for which Executive is charged solely as a result of his offices with the Company.

         (c) Voluntarily by the Executive. The Executive may terminate his employment at any time during the Employment Period by giving not less than 60 days prior written notice thereof to the Company; provided, however, that Executive may terminate his employment immediately and without notice upon either: (i) the occurrence of any of the events listed in Section 3(b)(i) or
(ii) of this Agreement, or (ii) the occurrence of an event constituting Good Reason (as defined below).

         (d) Date of Termination. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company for Cause or without Cause as set forth in notice from the Company is effective, or the date on which the termination of the Executive's employment by Executive as set forth in any notice from Executive is effective, as the case may be.

         (e) Involuntary Termination. (i) An "Involuntary Termination" means: (A) a termination of the Executive's employment by the Company, other than for Cause, death or Disability; and/or (B) a termination by the Executive after the occurrence of an event constituting Good Reason (as that term is defined below).

         (ii)     "Good Reason" means:

         (A) Failure to elect or reelect or otherwise to maintain the Executive in the office and the position with the Company (or any successor entity by operation of law or otherwise) set forth in Section 2 of this Agreement, as the case may be

         (B) (I) A material adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the Executive's position with the Company and any affiliated company; (II) a reduction in the Executive's Salary; or (III) the termination or denial of the Executive's rights to employee benefits or a material reduction in the scope or value thereof, any of which is not remedied by the Company within 10 business days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

                           (C)      The Company, without the prior written
consent of the Executive moves its headquarters more than 50 miles from its current location or, requires the Executive to have his principal residence changed, to any location outside of the Boca Raton, Florida area. For this provision to be effective, the Executive will excuse himself from any determination regarding moving the Company's headquarters;

         (D) The Company shall fail to timely pay or satisfy any of its material obligations or liabilities for which the Executive could, based on the advice of counsel, reasonably be found to be personally liable, provided such failure, if curable without liability to Executive, is not remedied by the Company within 10 business days after receipt by the Company of written notice from the Executive of such failure;

         (E) The Company shall fail to comply or be capable of continuing to comply in all material respects with any applicable laws, Executive's, for which the Executive could, based on the advice of counsel, reasonably be found to be personally liable, provided such failure, if curable without liability to Executive, is not remedied by the Company within 10 business days after receipt by the Company of written notice from the Executive thereof;

         (F) The Company shall fail to maintain satisfactory liability insurance as required under Section 7(a) hereof, provided such failure, if curable, is not remedied by the Company within 10 business days after receipt by the Company of written notice from the Executive of such failure; or

         (G) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto which, if curable, is not remedied by the Company within 10 business days after receipt by the Company of written notice from the Executive of such breach.

         Any item in (B), (D), (E), (F), or (G) above that is not curable or not curable without liability to Executive, will immediately constitute Good Reason.

         5.       Obligations of the Company on Termination

         (a) Death; Disability. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, or by reason of the Executive's Disability during the Employment Period in accordance with
Section 4(a) hereof, the Company shall pay to the Executive, the Executive's estate or the Executive's legal representative, as applicable, within 10 days after the Date of Termination, a lump-sum cash amount equal to the sum any portion of the Salary and any other compensation earned for the period up to the Date of Termination that has not yet been paid, plus the cash equivalent of any accrued but unused vacation, plus any other fees due under Section 3.

         (b) Cause; Voluntary Termination. If the Executive's employment is terminated for Cause or the Executive terminates his employment during the Employment Period other than in an Involuntary Termination, the Company shall pay the Executive, within 10 days after the Date of Termination, a lump-sum cash amount equal to the sum of any portion of the Salary and any other compensation earned for the period up to the Date of Termination that has not yet been paid, plus the cash equivalent of any accrued but unused vacation.

         (c) Involuntary Termination. If the Executive's employment is terminated by an Involuntary Termination, the Company shall pay the Executive, within 10 days after the Date of Termination, a lump-sum cash amount equal to the sum of: (i) any portion of the Salary and any other compensation earned for the period up to the Date of Termination that has not yet been paid, (ii) the cash equivalent of any accrued but unused vacation, (iii) the Salary that Executive would have earned pursuant to this Agreement from the Date of Termination until September 30 2003, if such Involuntary Termination had not occurred, and (iv) any other fees due under Section 3. In addition, the welfare benefits set forth in Section 3(d) of this Agreement will continue, at no additional expense to Executive other than any expense Executive would have normally been required to pay therefor if his employment had continued, until September 30, 2003.

         (d) In addition to the payments and benefits to which the Executive or the Executive's estate may be entitled under Sections 5(a) through
(c) above, the Executive shall be entitled to receive any vested or other benefits to which he may be entitled pursuant to the terms and conditions of any employee benefit plan of the Company in which he may participate, and any other amounts due under this Agreement.

         (e) If Death, Disability, or Involuntary Termination occurs more than three months before a Triggering Event, the Executive or his estate may apply to the Bankruptcy Court for a success fee based on the Executive's substantial contribution to the Debtors' chapter 11 cases.

         6. Confidential Information. The Executive shall keep confidential all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains or obtained during the Executive's employment by the Company or any of its affiliated companies and their respective businesses and that is not public knowledge (other than as a result of the Executive's violation of this paragraph (a) of Section 6) ("Confidential Information"). The Executive shall not intentionally communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company, or if he believes it is in the best interests of the Company, or as otherwise as required by law or legal process.

         7. If after the Employment Period, the Executive is required by the Company to engage in activities on behalf of the Company, he shall be paid at the rate of $5,000 per day for such activities.

         8. Indemnification. (a) The Executive shall be entitled to indemnification to the fullest extent provided to other officers and directors of the Company in accordance with the Certificate of Incorporation, Articles and By-Laws of the Company, but in no event less than the maximum extent permitted under Delaware law, and shall be covered by the Company's current directors and officers liability insurance (which shall at all times be maintained by the Company throughout the Employment Period and other appropriate insurance maintained by the Company. The Company shall, on the date of this Agreement, duly execute the Company Indemnification Agreement attached hereto as Exhibit "A" ("Company Indemnification Agreement").

         (b) The Executive shall not be personally liable to the Company, its affiliates, or any of their respective creditors or stockholders for monetary damages, except only to the extent that such damages are finally adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to have been caused by Executive's gross negligence or willful misconduct (and any actions, omissions or other matters taken with Court approval will conclusively be deemed not to constitute negligence, gross negligence or willful misconduct).

         9. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company's obligations pursuant to this Agreement will survive any termination or expiration of this Agreement.

         (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. Except as set forth in this Section 8(c), the Company shall not assign this Agreement without the prior written consent of the Executive, which consent shall not be unreasonably withheld. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

         10. Miscellaneous. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives on 5 days notice to the following parties: (i) the Office of the United States Trustee; (ii) counsel for Congress Financial Corporation; (iii) counsel for Lehman Brothers, Inc.; (iv) counsel for Liberty Mutual Insurance Company; and
(v) counsel for the Official Committee of Unsecured Creditors. To the extent this Agreement shall be amended after the Effective Date, approval of the

Bankruptcy Court shall not be required to the extent such amendment is not materially adverse to the Company.

         (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 9. If to
Executive: Lawrence J. Ramaekers, ANC Rental Corporation, 200 South Andrews Avenue, Fort Lauderdale, FL 33301; If to Company: General Counsel, ANC Rental Corporation, 200 South Andrews Avenue, Fort Lauderdale, FL 33301. Notices and communications shall be effective when actually received by the addressee.

         (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

         (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

         (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

         (f) The Company shall promptly reimburse the Executive for the reasonable legal fees and expenses incurred by the Executive in connection with enforcing any right of the Executive pursuant to and afforded by this Agreement in accordance with Section 4 of the Indemnification Agreement. The Company will also promptly reimburse, or pay directly if requested by Executive, for the reasonable legal fees incurred by Executive to obtain personal legal advice from time-to-time regarding Executive's duties, responsibilities and liabilities with respect to the Company.

         (g) The Executive and the Company acknowledge that this Agreement supersedes any other agreement, whether written or oral, between them concerning the subject matter hereof. Exhibit "A" attached hereto will control over the terms herein to the extent, and only to the extent, of any conflict with the terms herein.

         (h) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                 LAWRENCE J. RAMAEKERS



                                 -----------------------------------------------



                                 ANC RENTAL CORP
                                 subject to the approval of the Bankruptcy Court



                                 By:
                                     -------------------------------------------
                                 Title:
                                        ----------------------------------------

                                   EXHIBIT "A"

                        COMPANY INDEMNIFICATION AGREEMENT

         THIS COMPANY INDEMNIFICATION AGREEMENT (this "Agreement") is being executed and delivered to LAWRENCE J. RAMAEKERS ("Indemnitee") by ANC RENTAL CORPORATION, a Delaware corporation ("ANC"), effective as of October 1, 2001.

         ANC has requested Indemnitee to serve as an employee and President and Chief Operating Officer of ANC and, as may be agreed to by Executive from time to time, in appropriate positions with each of ANC's subsidiaries (such subsidiaries and affiliates together with ANC being collectively referred to herein as the "Company"), pursuant to an oral agreement of employment between ANC and Indemnitee, dated as of October 1, 2001 TO BE SUPERCEDED BY THAT CERTAIN Employment Agreement between ANC and Indemnitee dated as of January 1, 2002 when and if approved by the bankruptcy court (the "Employment Agreement"), and in consideration of, and as a material inducement for, such service, the Company is hereby agreeing to bind itself to indemnify Indemnitee personally under the conditions set forth below.

         1. Obligation to Indemnify. Company hereby agrees to indemnify Indemnitee for, and release, defend and hold Indemnitee harmless from and against any and all claims, losses, costs, liabilities and other damages of whatever nature, kind or character, including but not limited to, liabilities that would not have been incurred had Indemnitee not entered into the Employment Agreement, or served as an employee, officer and/or director of the Company, judgements, demands, assessments, interest, liabilities under the Employee Retirement Income Security Act of 1974, as amended (including excise taxes or penalties, plan termination, withdrawal and funding liabilities), to the extent Executive, in connection with an indemnified liability, is required by the Company to assist in the defense of such liability, Executive shall be compensated at the rate of $5,000 per day for each day on which Executive may be required to provide such assistance, environmental liabilities, any obligations of the Company for which Indemnitee is, or is asserted to be, personally liable therefor, liabilities for the Company's employment taxes and any and all other taxes, penalties, excise and similar taxes, impositions, fines, settlements, and reasonable expenses, including, without limitation, attorney fees and Proceedings (as defined below) in any way related to or arising out of (a) Indemnitee being (and/or having been) an employee, officer and/or director of the Company or a trustee or a fiduciary to any benefit plan, including without limitation, any act, omission or other matter in any way connected therewith, and/or (b) Indemnitee serving (and/or having served) the Company in any other capacity contemplated by the Employment Agreement, including, without limitation, any act, omission or other matter in any way connected therewith (collectively, the "Damages"). Company acknowledges and agrees that the foregoing terms of this section and the terms of the other sections of this Agreement are intended to apply REGARDLESS OF THE TIMING, GROUNDS OR NATURE OF ANY PROCEEDINGS OR DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES BASED ON INDEMNITEE'S NEGLIGENCE, CONTRACT, STATUTE, INTENTIONAL TORT, STRICT LIABILITY OR OTHERWISE, AND WHETHER OR NOT INDEMNITEE WAS ADVISED OR AWARE OF THE POSSIBILITY OF SUCH DAMAGES, except only to the extent that the Damages are finally adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to have been caused by the gross negligence or willful misconduct of Indemnitee (and any actions taken with the approval of the Bankruptcy Court will conclusively be deemed not to constitute gross negligence or willful misconduct). The obligations of Company hereunder shall be applicable to all Proceedings (as defined below) and Damages as set forth in this Agreement regardless of when Proceedings or Damages occurred or accrued or such Proceedings are commenced or threatened. or whether actions or omissions or other events on which they are based, allegedly took place or failed to occur, before or after the effective date of this Agreement or the commencement or termination of Indemnitee's service as an employee, officer, director or in any other capacity for the Company as contemplated in the Employment Agreement.

         2. Witness and Other Expenses. Company shall be obligated to pay or promptly reimburse Indemnitee for reasonable expenses, including, but not limited to, attorneys fees and other professional expenses, incurred by him, in connection with his appearance as a witness or other participation, in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, formal or informal, and whether or not based on local, state, federal or foreign laws, rules or regulations, any appeal of such a threatened, pending or completed action, suit or proceeding, or any inquiry or investigation which could lead to such a threatened, pending or completed petition, suit, or proceeding (any of the foregoing being referred to herein as a "Proceeding") because he is or was an employee, officer and/or director of the Company or because he serves or has served the Company in any other capacity contemplated by the Employment Agreement, including, without limitation, any act, omission or other matter in any way connected therewith.

         3. Advancement of Expenses. Reasonable expenses, including, but not limited to, attorney s fees, incurred by Indemnitee in connection with a Proceeding in which he is, or is threatened to be, named as a defendant or respondent shall be paid by Indemnitor, or promptly reimbursed, in advance of a final disposition of the Proceeding, if Indemnitee affirms in writing to Indemnitor that, in good faith, Indemnitee believes he is entitled to indemnification under this Agreement and undertakes in writing to repay such amounts if it is ultimately determined that Indemnitee is not so entitled.

         4. Attorney's Fees. It is the intent of the Company that Indemnitee not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Indemnitee's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Indemnitee hereunder. Consequently, if it should appear in good faith to Indemnitee that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, Company irrevocably authorizes Indemnitee from time to time to retain counsel of Indemnitee's choice, at the expense of Company, to advise and represent Indemnitee in connection with any such interpretation, enforcement or defense, including, without limitation, the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder, beneficiary or other person affiliated with the Company, or any other person in any jurisdiction. Without respect to whether Indemnitee prevails, in whole or in part, in connection with any of the foregoing, Company will pay and be solely financially responsible for any and all reasonable attorneys and related fees and expenses incurred by Indemnitee in connection with any of the foregoing; provided that a court of competent jurisdiction has not finally adjudged, after exhaustion of all appeals therefrom, that in regards to such matters Indemnitee has been grossly negligent or guilty of intentional misconduct, and such gross negligence or intentional misconduct caused such matters.

         5. Cumulative Right. Nothing herein shall be deemed to diminish or otherwise restrict the right of Indemnitee to indemnification under any provision of the Certificate of Incorporation or By-laws of the Company or under Delaware law, or from any other person, entity or otherwise. To the extent that Indemnitee is, or may be, entitled to indemnification from the Company and any other persons or entities for the same matters as are covered by this Agreement, Indemnitee shall be under no obligation to seek indemnification from such other persons or entities for any obligations of Company hereunder.

         6. Covenant Not to Sue. Company hereby covenants and agrees that it shall not institute, reinstitute, maintain, or prosecute any action, claim, suit, proceeding, or cause of action of any kind whatsoever, in any court, administrative agency, or other forum, against Indemnitee that arises out of, or relates in any way to, the matters for which Indemnitee is entitled to indemnification as contemplated by this Agreement, including but not limited to any action, claim, suit, proceeding, or cause of action for contribution or indemnity.

         7. Governing Law. This Agreement shall be governed by and construed in accordance with Delaware law.

         8. Other Parties. This Agreement shall be binding upon Indemnitee and the Company and shall inure to the benefit of and be binding on their successors and assigns, heirs, personal representatives and their estates. The Company shall not assign this Agreement without the prior written consent of Indemnitee, which consent shall not be unreasonably withheld.

         9. Consideration. This Agreement is being delivered to Indemnitee in consideration of Indemnitee's services as an employee, officer and/or director of the Company. Indemnitee need not execute this Agreement for it to constitute a binding obligation of the Company, nor shall the death, resignation or removal from office or employment of Indemnitee after the termination of such service, or the termination, expiration or failure of the Employment Agreement to become effective, limit or terminate the obligations of the Company hereunder. The obligations of the Company hereunder shall be applicable to all Proceedings in which Indemnitee is named, or threatened to be named, as a defendant or respondent or with respect to which Indemnitee is a witness or other participant, regardless of when such actions are commenced or threatened, or whether actions or omissions or other events on which they are based, allegedly took place or failed to occur, before or after the effective date of this Agreement or the commencement or termination of Indemnitee's service as an employee, officer, director or in any other official capacity for the Company.

         10. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof, and such provision shall be deemed to be amended or modified to the least extent necessary to render it valid and enforceable.

         11. Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter herein. No representations, inducements, promises, or agreements, oral or otherwise with respect to the subject matter herein, which are not embodied in this Agreement shall be of any force or effect. No amendment, modification, termination, or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

         IN WITNESS WHEREOF, pursuant to the authorization of its Board of Directors, ANC Rental Corp., on behalf of itself, its subsidiaries and affiliates, has caused this Agreement to be duly executed, all as of the day and year first above written.

                                                     ANC RENTAL CORPORATION



                                                     By:
                                                         -----------------------
                                                     Title:
                                                            --------------------

                                   EXHIBIT "B"

                                ORDER PROVISIONS

         1.       The Motion (which must be mutually agreeable) is granted.

         2. The Debtors are authorized and directed to enter into and perform under the Employment Agreement and the Indemnification Agreement.

         3. The Court hereby approves the Employment Agreement and the Indemnification Agreement.

         4. Executive will have no liability in his capacity as, President and Chief Operating Officer or in any other capacity contemplated by the Employment Agreement to any of the Debtors, the Debtors respective affiliates, and/or any of their respective creditors, shareholders, employees, officers and/or bankruptcy estates, and/or to any superseding trustee appointed with respect to any such estates (whether under Chapter 11 or Chapter 7), and/or any other person or entity for any claim, loss, cost or other damage of any nature, except only to the extent that such liability, claim, loss, cost or other damage is finally adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to have been caused by Executive's gross negligence or willful misconduct (and any actions, omission or other matter taken with Court approval will conclusively be deemed not to constitute negligence, gross negligence or willful misconduct).

         6. The Debtors' obligations to the Executive under the Employment Agreement, including the obligations of the Debtors under the Indemnification Agreement, are granted administrative expense status.

         7. The Court shall retain jurisdiction to hear and determine all matters arising from the Order.